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                                                                     EXHIBIT 5

                 [BRACEWELL & PATTERSHON, L.L.P. LETTERHEAD]



                               April 21, 1997



Search Capital Group, Inc.
700 North Pearl, Suite 400
North Tower, Lock Box 401
Dallas, Texas  75201


Gentlemen:

We refer to the Form S-3 Registration Statement of Search Capital Group, Inc., a Texas corporation (the "Company"), filed with the Securities and Exchange Commission under file number 333-20551, and the Prospectus contained therein (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, (i) 1,277,024 shares of the Company's Common Stock, $0.01 par value per share (the "Common Shares"), of which 159,628 are currently issued and outstanding, (ii) 319,256 shares of 9%/7% Convertible Preferred Stock, $0.01 par value per share (the "Preferred Shares"), and (iii) 1,277,030 Warrants Expiring March 14, 2001 (the "Warrants"). Up to 957,768 Common Shares may be issued by the Company to the holders of the Preferred Shares, if and to the extent that such holders convert their Preferred Shares into Common Shares ("Conversion Shares"). Up to 159,628 Common Shares may be issued by the Company to the holders of the Warrants, if and to the extent that such holders exercise their Warrants to purchase Common Shares (the "Underlying Shares").

We have examined copies, certified or otherwise identified to our satisfaction, of the Company's Restated Certificate of Incorporation and Bylaws, including any and all amendments thereto, and minutes of applicable meetings of the stockholders and the board of directors of the Company, or written consents in lieu of such meetings, together with such other corporate records, certificates of public officials and of officers of the Company as we have deemed relevant for the purposes of this opinion. Based upon the foregoing, and having regard to the legal considerations which we deem relevant, it is our opinion that:

1. All necessary corporate actions have been taken to authorize the issuance of the Conversion Shares upon conversion of the Preferred Shares. Assuming that all relevant corporate actions heretofore taken by the Company remain in full force and effect, if and when the Conversion Shares are issued, sold and delivered by the Company in accordance with the terms and



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Search Capital Group, Inc.
April 21, 1997
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        conditions of the Preferred Shares and as contemplated by the
        Registration Statement, the Conversion Shares will be legally issued, fully paid and nonassessable.

2. All necessary corporate actions have been taken to authorize the issuance of the Underlying Shares upon exercise of the Warrants. Assuming that all relevant corporate actions heretofore taken by the Company remain in full force and effect, if and when the Underlying Shares are issued, sold and delivered in accordance with the terms and conditions of the Warrants and as contemplated by the Registration Statement, the Underlying Shares will be legally issued, fully paid and nonassessable.


3. The 159,628 currently outstanding Common Shares have been legally issued and are fully paid and nonassessable shares of the Company's Common Stock.



4.      The Warrants have been legally issued.


5. The Preferred Shares have been legally issued and are fully paid and nonassessable shares of the Company's 9%/7% Convertible Preferred Stock.

We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement, which constitutes a part of the Registration Statement referred to above. We also consent to the inclusion in the Registration Statement of this opinion as Exhibit 5.1 thereto.



                                                Very truly yours,




                                            /s/ BRACEWELL & PATTERSON, L.L.P.

                                                Bracewell & Patterson, L.L.P.